At EMAK Worldwide, Inc.:
Media and investor inquiries:
Lisa Mueller
Director, Investor Relations
(323) 932-4034
For Immediate Release
EMAK Worldwide Announces Notice of Receipt of
Nasdaq Staff Deficiency Letter
     LOS ANGELES, March 22, 2006 – EMAK Worldwide, Inc. (Nasdaq: EMAK), a leading marketing services firm, received on March 16, 2006 a Nasdaq Staff Deficiency Letter in response to the Company’s notification that Jonathan D. Kaufelt, an independent director of the Company and a member of the Board’s audit and compensation committees, resigned on February 23, 2006.
     NASD Marketplace Rule 4350(d)(2) requires that a Company must have an audit committee of at least three members, comprised solely of independent directors. As a result of Mr. Kaufelt’s resignation, the audit committee is comprised of two independent directors. The Company is permitted to regain compliance by the earlier of its next annual shareholders meeting or February 23, 2007. The Company plans to add a qualified, independent director to its audit committee by the date of its next annual meeting.
About EMAK Worldwide
     EMAK Worldwide, Inc. is a leading global marketing services company based in Los Angeles, with offices in Chicago, Ontario (CA), Frankfurt, London, Paris, The Netherlands, Hong Kong and Shanghai. The Company focuses on the design and execution of strategy-based marketing programs, with particular expertise in the areas of: strategic planning and research, entertainment marketing, design and manufacturing of custom promotional products, promotion, event marketing, collaborative marketing, and environmental branding. The Company’s clients include Burger King Corporation, Frito-Lay, Kellogg’s, Kohl’s, Kraft, Macy’s, Miller Brewing Company and Procter & Gamble, among others. More information about EMAK Worldwide is available on the Company’s web site at www.emak.com.

EMAK Worldwide Announces Notice of Receipt of
Nasdaq Staff Deficiency Letter

Certain expectations and projections regarding the future performance of EMAK Worldwide, Inc. discussed in this news release are forward-looking and are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial and economic data along with the Company’s operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company’s actual consolidated results of operations and financial position in 2006 and thereafter to differ significantly from those expressed in forward-looking statements: the Company’s dependence on a single customer; the significant quarter-to-quarter variability in the Company’s revenues and net income; the Company’s dependence on the popularity of licensed entertainment properties and the ability to license, develop and market new products; the Company’s dependence on foreign manufacturers; the Company’s need for additional working capital; the negative results of litigation, governmental proceedings or environmental matters; and the potential negative impact of past or future acquisitions. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.
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